Ex99-49

2003 SEP 15 PM12:29
PA DEPT OF STATE
200307 5-1093-1097

                                               AMENDED AND RESTATED
                                             ARTICLES OF INCORPORATION
                                                        OF
                                           SENECA RESOURCES CORPORATION

                                          ARTICLE FIRST: Corporate Name.

         The name of the corporation is SENECA RESOURCES CORPORATION.

                                        ARTICLE SECOND: Registered Office.

         The location and address of the registered office of the corporation is c/o Corporation Service Company,
2704 Commerce Drive, Harrisburg, Pennsylvania 17110.

                                           ARTICLE THIRD: Incorporation.

         The corporation was originally incorporated under the Act of April 29, 1874, P.L. 73, as amended, and is currently incorporated under the Pennsylvania Business Corporation Law of 1988, as amended.

                                          ARTICLE FOURTH: Capital Stock.

         (a)      Authorized Shares:  The aggregate number of shares which the corporation shall have authority to issue is one hundred thousand (100,000) shares having the par value of One Dollar ($1.00) per share.

         (b)      Voting Rights:  Each shareholder shall be entitled to one vote per share.  Shareholders shall not have the right to cumulate their votes in the election of Directors.

         (c)      Authority of Board of Directors:  The board of directors shall have the full authority permitted by law to divide the authorized and unissued shares into classes or shares, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights, preferences, limitations and special rights, if any, of the shares of the class or series.  Except as otherwise provided in these articles of incorporation or in a resolution of the Board of Directors providing for the issuance of any class or series of shares, the number of shares of any class or series of shares may be increased or decreased (but not below the number of shares of such class then outstanding) by a resolution adopted by the Board of Directors.

         (d)      No Preemptive Rights:  No holder of any class or series of shares of the Corporation shall have any preemptive right to purchase or subscribe to any shares of the Corporation now or hereafter authorized or any securities convertible into shares, including without limitation warrants, rights to subscribe and options to acquire shares, of any class or series of the Corporation's shares.

         (e)      Reacquired Shares:  Except as otherwise provided in these articles of incorporation or in a resolution of the Board of Directors providing for the issuance of any particular class or series of shares, shares purchased, redeemed by, surrendered to or otherwise acquired by the Corporation shall assume the status of authorized but unissued shares, undesignated as to class or series, and may thereafter, subject to the provisions of this Article 4 and to any restrictions contained in any resolution of the Board of Directors providing for the issue of any such class or series of shares, be reissued in the same manner as other authorized but unissued shares.

         (f)      Rights Upon Dissolution:  Upon the voluntary or involuntary dissolution of the Corporation, the shareholders shall be entitled to share ratably in all remaining assets of the Corporation.

                                        ARTICLE FIFTH: Board of Directors.

         The business of the Corporation shall be managed by its Board of Directors (the "Board"), consisting of not less than three nor more than nine directors, the exact number of which shall be determined by the Board from time to time.  The directors need not be residents of this Commonwealth or shareholders in the Corporation.  They shall be elected by the shareholders, at the annual meeting of shareholders of the Corporation, and each director shall be elected for the term of one year, and until his successor shall be elected and shall qualify.

                                        ARTICLE SIXTH: Executive Committee.

         The Board of Directors may establish in the manner provided in the bylaws an Executive Committee which shall have and may exercise all of the powers and authority of the Board of Directors to the extent permitted by applicable law.

                                         ARTICLE SEVENTH: Right to Amend.

         Subject to any other applicable provision of these articles of incorporation, these articles of incorporation may be amended in the manner prescribed at the time by statute, and all rights conferred upon shareholders in these articles of incorporation are granted subject to this reservation.